SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:  December 10, 2008

 (Date of earliest event reported):  January 9, 2009

Heartland Financial USA, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-24724	42-1405748
(Commission File Number)	(I.R.S. Employer Identification Number)

1398 Central Avenue, Dubuque, Iowa	52001
(Address of principal executive offices)	(Zip Code)

(563) 589-2100

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

Heartland Financial USA, Inc. (the Company) reports that in the fourth quarter of 2008 it expects to record provision for loan losses of approximately $15 million compared to $7 million recorded during the third quarter of 2008. As a result, the total provision for loan losses for the year 2008 is expected to  be approximately $30 million compared to $10 million for the year 2007. The allowance for loan and lease losses as a percent of total loans and leases is expected to remain unchanged at 1.47% as reported for September 30, 2008. Nonperforming assets are expected to be approximately $88 million or 2.5% of total assets at December 31, 2008, compared to $54 million or 1.6% of total assets at September 30, 2008. The increase in the provision for loan losses is caused by a variety of factors, most not determined until late in the quarter, including further deterioration of economic conditions, downgrades in internal risk ratings, reduction in appraised values, higher levels of charge-offs and an increase in nonperforming loans, primarily in the Company’s Western markets of Arizona, Montana and Colorado.

As of a result of the increased provision for loan losses, the Company expects to record a net loss in the range of $2 to $3 million for the fourth quarter of 2008. For the year 2008, the Company’s net income is expected to be between $11 and $12 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARTLAND FINANCIAL USA, INC.

Date: January 9, 2009	By: /s/ Lynn B. Fuller
Lynn B. Fuller
President and Chief Executive Officer